Exhibit 99.1

NEWS RELEASE

Green Plains to Acquire BioFuel Energy Corp’s Two Ethanol Plants

OMAHA, NEB. (GLOBE NEWSWIRE) – November 5, 2013 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) today announced that it has entered into a definitive agreement to acquire two ethanol plants of BioFuel Energy Corp. (“BIOF”) from an entity composed of its lender group. The ethanol plants are located in Wood River, NE and Fairmont, MN. BIOF had previously agreed to transfer the ethanol plants to the lender group pursuant to a deed in lieu of foreclosure. Following the transfers, Green Plains will purchase the ethanol plants and certain related assets from the lender group entity. The two facilities have a combined annual production capacity of approximately 220 million gallons. The acquisition will increase Green Plains’ production capacity by 28% to over 1.0 billion gallons of ethanol, 2.9 million tons of distillers grains and 230 million pounds of corn oil per year.

Green Plains will purchase the ethanol plants for approximately $101 million, plus working capital at closing. Green Plains intends to fund the purchase with approximately $77 million in term debt and the balance in cash. The closing of the transaction, which is expected to occur during the fourth quarter of 2013, is subject to customary closing conditions and regulatory approvals. Upon successful completion of the transaction, Green Plains will work to restart the Fairmont, MN plant, which the Company anticipates being back in production by the end of 2013. Carl Marks Advisory Group LLC advised the lender group entity in this transaction.

“Our growth strategy remains focused on right location, right technology at the right price for ethanol production assets and this acquisition meets all three criteria,” stated Todd Becker, President and Chief Executive Officer. “We have become very proficient in operating multiple process technologies and adding these two ethanol plants continues to drive greater economies of scale in our marketing, risk management and back office operations. We believe this acquisition will be accretive to 2014 earnings and is consistent with our strategy to expand our operations throughout the ethanol value chain and grow long-term shareholder value.”

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE), which is North America’s fourth largest ethanol producer, markets and distributes approximately one billion gallons of ethanol annually. Green Plains owns and operates grain storage assets in the corn belt and biofuel terminals in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for growing and harvesting algal biomass.

—MORE—

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, completion of the acquisition of BioFuel Energy Corp.’s two ethanol plants and successful restart of the Fairmont, MN plant, integration and profitable operation of these acquired plants, competition in the ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012, and in the Company’s subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains Renewable Energy, Inc. (402) 884-8700

#END

2